UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2013

INSIGNIA SYSTEMS, INC.

 (Exact name of registrant as specified in its charter)

Minnesota	1-13471	41-1656308
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8799 Brooklyn Blvd., Minneapolis, Minnesota	55445
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (763) 392-6200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In accordance with their previously announced intentions, members Scott F. Drill and Gordon F. Stofer have retired from the Board of Directors of Insignia Systems, Inc. (the “Board”) effective August 19, 2013.

The appointment of Gary L. Vars to the Board, which had also been announced previously, became effective on August 20, 2013.  As a member of the Board, Mr. Vars will participate in the current non-employee directors compensation package under which he will receive a pro-rata portion of the $10,000 annual retainer, $1,000 per Board meeting attended, $250 per board meeting held via teleconference and $500 per committee meeting if held on days separate from Board meetings.  Mr. Vars has not been appointed to serve on a committee at this time.  In addition, as part of the Board compensation package, the Compensation Committee of the Board (“Compensation Committee”) approved the grant of 10,000 non-qualified stock options at an exercise price of $2.46 per share to Mr. Vars on August 21, 2013.  The options vest immediately and are subject to the additional terms and conditions as set forth below.

On August 21, 2013, the Compensation Committee also granted incentive stock options to Glen P. Dall, President and CEO, and John C. Gonsior, Vice President of Finance and Chief Financial Officer, in the amounts of 60,000 and 35,000, respectively, at the exercise price of $2.46 per share and vesting in one-third increments over three years beginning on August 21, 2014, the first anniversary date after the grant.  The Company had previously announced its intent to grant these options after completion of its tender offer which occurred on August 19, 2013.

The options granted to Mr. Dall, Mr. Gonsior and Mr. Vars are made pursuant to and further subject to the terms and conditions of the Insignia Systems, Inc. 2013 Omnibus Stock and Incentive Plan (the “2013 Stock Plan”) approved by shareholders on May 22, 2013 and the standard form of Incentive Stock Option Agreement (the “ISO Agreement”) or Non-Qualified Stock Option Agreement (the “NQSO Agreement”), as the case may be.  The Incentive Stock Option Agreement (the “ISO Agreement”) provides for a ten-year term, except if the optionee also owns 10% or more of the Company’s stock, in which case the ISO agreement will provide for a term of no more than five years.  Grants under the ISO Agreement will be made at 100% of fair market value (110% of fair market value in the case of a shareholder of 10% or more), generally determined by the closing price of the Company’s stock on the date of grant.

Additionally, the ISO Agreement provides that vesting will occur in one-third annual increments beginning with the first anniversary following the date of grant, unless the optionee’s employment relationship with the Company ends sooner. In the event that the optionee’s relationship with the Company ends, the optionee or the optionee’s heirs, as the case may be, will continue in most cases to have right to exercise the option for 90 days following the termination date, or, in the case of disability or death, one year. Vesting of the options will not automatically accelerate in the event of a Change in Control as defined in Section 2(e) of the 2013 Stock Plan. Section 7(f) of the ISO Agreement provides that in the event of a Change in Control, the Compensation Committee has the right in its sole and absolute discretion, but not the obligation, to accelerate the vesting of the options or to make such other modifications to the ISO Agreement as set forth in Section 9(g) of the 2013 Stock Plan.

The NQSO Agreement contains the same general terms and conditions, except that the agreement calls for a ten-year term only, an exercise price at 100% of fair market value only and immediate vesting of all options on the date of grant.

The foregoing description of the ISO and NQSO Agreements is intended to be in summary only and is qualified in its entirety by reference to the ISO Agreement and the NQSO Agreement, which are attached to this Current Report as Exhibits 10.1 and 10.2, respectively, and incorporated by reference as if fully set forth herein.

Item 8.01                   Other Events.

On August 20, 2013, as previously announced, current member David J. Boehnen commenced his role as the Chairman of the Board.   Mr. Stofer had occupied that role before his retirement.

Item 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit
Number	Description

10.1	Form of Incentive Stock Option Agreement under Insignia Systems, Inc. under 2013 Omnibus Stock and Incentive Plan

10.2	Form of Non-Qualified Stock Option Agreement for Non-Employee Directors under Insignia Systems, Inc. under 2013 Omnibus Stock and Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insignia Systems, Inc.
(Registrant)

Date: August 23, 2013	By	/s/ John C. Gonsior
John C. Gonsior
Vice President, Finance and CFO

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Form of Incentive Stock Option Agreement under Insignia Systems, Inc. under 2013 Omnibus Stock and Incentive Plan

10.2	Form of Non-Qualified Stock Option Agreement for Non-Employee Directors under Insignia Systems, Inc. under 2013 Omnibus Stock and Incentive Plan